Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-114749 of Dick’s Sporting Goods, Inc. on Form S-3 of our reports dated March 28, 2005, relating to the financial statements and financial statement schedule of Dick’s Sporting Goods, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dick’s Sporting Goods, Inc. for the year ended January 29, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania
July 27, 2005